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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13D
             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
     TO RULE 13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(a)

                                (AMENDMENT NO. 5)


                                    TOO, INC.
                                (Name of Issuer)


COMMON STOCK, PAR VALUE $0.01 PER SHARE                         890333-10-7
--------------------------------------------------------------------------------
     (Title of class of securities)                            (CUSIP number)


                             RAYMOND O. GIETZ, ESQ.
                           WEIL, GOTSHAL & MANGES LLP
                                767 FIFTH AVENUE
                            NEW YORK, NEW YORK 10153
                                 (212) 310-8000
--------------------------------------------------------------------------------
            (Name, address and telephone number of person authorized
                     to receive notices and communications)


                                  MARCH 9, 2001
--------------------------------------------------------------------------------
             (Date of event which requires filing of this statement)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rules 13d-1(e), 13d-1(f) or 13d-1(g), check the following box [_].



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NY2:\1024064\01\LXJX03!.DOC\80808.0004

-------------------------------------------------------              ---------------------------------------------------
CUSIP No. 890333-10-7                                      13D                                      Page 2
-------------------------------------------------------              ---------------------------------------------------

-------------- ---------------------------------------------------------------------------------------------------------
      1        NAME OF REPORTING PERSON:                         Leslie H. Wexner
               I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY):
-------------- ---------------------------------------------------------------------------------------------------------
      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                                (A) [_]
                                                                                                                (B) [X]
-------------- ---------------------------------------------------------------------------------------------------------
      3        SEC USE ONLY

-------------- ---------------------------------------------------------------------------------------------------------
      4        SOURCE OF FUNDS:        N/A

-------------- ---------------------------------------------------------------------------------------------------------
      5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e):              [_]
-------------- ---------------------------------------------------------------------------------------------------------
      6        CITIZENSHIP OR PLACE OF ORGANIZATION:                 United States

----------------------- ----- ------------------------------------------------------------------------------------------
      NUMBER OF          7    SOLE VOTING POWER:                     4,781,980
        SHARES
                        ----- ------------------------------------------------------------------------------------------
     BENEFICIALLY        8    SHARED VOTING POWER:                     -0-
       OWNED BY
                        ----- ------------------------------------------------------------------------------------------
         EACH            9    SOLE DISPOSITIVE POWER:                4,858,794
      REPORTING
                        ----- ------------------------------------------------------------------------------------------
     PERSON WITH         10   SHARED DISPOSITIVE POWER:                -0-

-------------- ---------------------------------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:    4,858,794

-------------- ---------------------------------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:                               [X]

-------------- ---------------------------------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11): 15.8%

-------------- ---------------------------------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON:                IN

-------------- ---------------------------------------------------------------------------------------------------------

         SEE INSTRUCTIONS BEFORE FILLING OUT!



                                       2

-------------------------------------------------------              ---------------------------------------------------
CUSIP No. 890333-10-7                                      13D                                      Page 3
-------------------------------------------------------              ---------------------------------------------------

-------------- ---------------------------------------------------------------------------------------------------------
      1        NAME OF REPORTING PERSON:                 The Wexner Foundation
               I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY):  23-7320631
-------------- ---------------------------------------------------------------------------------------------------------
      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                                (A) [_]
                                                                                                                (B) [X]
-------------- ---------------------------------------------------------------------------------------------------------
      3        SEC USE ONLY

-------------- ---------------------------------------------------------------------------------------------------------
      4        SOURCE OF FUNDS:        N/A

-------------- ---------------------------------------------------------------------------------------------------------
      5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e):              [_]
-------------- ---------------------------------------------------------------------------------------------------------
      6        CITIZENSHIP OR PLACE OF ORGANIZATION:                 Ohio

---------------------- ------ ------------------------------------------------------------------------------------------
      NUMBER OF          7    SOLE VOTING POWER:                      -0-
       SHARES
                       ------ ------------------------------------------------------------------------------------------
    BENEFICIALLY         8    SHARED VOTING POWER:                    -0-
      OWNED BY
                       ------ ------------------------------------------------------------------------------------------
        EACH             9    SOLE DISPOSITIVE POWER:                 -0-
      REPORTING
                       ------ ------------------------------------------------------------------------------------------
     PERSON WITH        10    SHARED DISPOSITIVE POWER:               -0-

-------------- ---------------------------------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:     -0-

-------------- ---------------------------------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:                               [_]

-------------- ---------------------------------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):  0.0%

-------------- ---------------------------------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON:                OO
-------------- ---------------------------------------------------------------------------------------------------------


         SEE INSTRUCTIONS BEFORE FILLING OUT!



                                       3

-------------------------------------------------------              ---------------------------------------------------
CUSIP No. 890333-10-7                                      13D                                      Page 4
-------------------------------------------------------              ---------------------------------------------------

-------------- ---------------------------------------------------------------------------------------------------------
      1        NAME OF REPORTING PERSON:                 Health and Science Interests II
               I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY):  13-7022662
-------------- ---------------------------------------------------------------------------------------------------------
      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                                (A) [_]
                                                                                                                (B) [X]
-------------- ---------------------------------------------------------------------------------------------------------
      3        SEC USE ONLY

-------------- ---------------------------------------------------------------------------------------------------------
      4        SOURCE OF FUNDS:        N/A

-------------- ---------------------------------------------------------------------------------------------------------
      5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e):              [_]
-------------- ---------------------------------------------------------------------------------------------------------
      6        CITIZENSHIP OR PLACE OF ORGANIZATION:                 Ohio

----------------------- ----- ------------------------------------------------------------------------------------------
      NUMBER OF          7    SOLE VOTING POWER:                        -0-
        SHARES
                       ------ ------------------------------------------------------------------------------------------
     BENEFICIALLY        8    SHARED VOTING POWER:                      -0-
       OWNED BY
                       ------ ------------------------------------------------------------------------------------------
         EACH            9    SOLE DISPOSITIVE POWER:                   -0-
      REPORTING
                       ------ ------------------------------------------------------------------------------------------
     PERSON WITH         10   SHARED DISPOSITIVE POWER:                 -0-

-------------- ---------------------------------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:     -0-

-------------- ---------------------------------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:                               [_]

-------------- ---------------------------------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):  0.0%

-------------- ---------------------------------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON:                OO
-------------- ---------------------------------------------------------------------------------------------------------

         SEE INSTRUCTIONS BEFORE FILLING OUT!


                                       4

-------------------------------------------------------              ---------------------------------------------------
CUSIP No. 890333-10-7                                      13D                                      Page 5
-------------------------------------------------------              ---------------------------------------------------

-------------- ---------------------------------------------------------------------------------------------------------
      1        NAME OF REPORTING PERSON:                 The Wexner Children's Trust
               I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY):
-------------- ---------------------------------------------------------------------------------------------------------
      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                                (A) [_]
                                                                                                                (B) [X]
-------------- ---------------------------------------------------------------------------------------------------------
      3        SEC USE ONLY

-------------- ---------------------------------------------------------------------------------------------------------
      4        SOURCE OF FUNDS:        N/A

-------------- ---------------------------------------------------------------------------------------------------------
      5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e):              [_]
-------------- ---------------------------------------------------------------------------------------------------------
      6        CITIZENSHIP OR PLACE OF ORGANIZATION:                    Ohio

-------------------------- ------- -------------------------------------------------------------------------------------
        NUMBER OF            7     SOLE VOTING POWER:                   2,075,075
         SHARES
                           ------- -------------------------------------------------------------------------------------
      BENEFICIALLY           8     SHARED VOTING POWER:                    -0-
        OWNED BY
                           ------- -------------------------------------------------------------------------------------
          EACH               9     SOLE DISPOSITIVE POWER:              2,075,075
        REPORTING
                           ------- -------------------------------------------------------------------------------------
       PERSON WITH           10    SHARED DISPOSITIVE POWER:               -0-

-------------- ---------------------------------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:    2,075,075

-------------- ---------------------------------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:                               [_]

-------------- ---------------------------------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):  6.7%

-------------- ---------------------------------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON:                OO
-------------- ---------------------------------------------------------------------------------------------------------

         SEE INSTRUCTIONS BEFORE FILLING OUT!


                     This Amendment No. 5 amends the Schedule 13D dated August 27, 1999, as amended, and is filed by Leslie H. Wexner, for and on behalf of himself, The Wexner Foundation, Health and Science Interests II, and The Wexner Children's Trust (collectively, the "Reporting Persons"), with respect to the common stock, par value $0.01 per share ("Common Stock"), of Too, Inc. (the "Company").

                     This Amendment No. 5 is being made solely to correct a typographical error occurring in Item 5(c) of Amendment No. 4 to this Schedule 13D, which was filed with the Commission earlier today (March 13, 2001). Specifically, the last line of Item 5(c) of Amendment No. 4 disclosed a sale of shares on 3/28/01; it should have disclosed that sale as actually occurring on 3/8/01.


Item 7.         Materials to be Filed as Exhibits.
                ---------------------------------

Exhibit 1 Joint Filing Agreement by and among Leslie H. Wexner, The Wexner Foundation, Health and Science Interests II, and The Wexner Children's Trust, dated March 13, 2001.

                                    SIGNATURE

                     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated: March 13, 2001


                                      Leslie H. Wexner
                                      -----------------------------------------
                                      Leslie H. Wexner



                                      THE WEXNER FOUNDATION

                                      By: Darren K. Indyke
                                          -------------------------------------
                                          Darren K. Indyke, Secretary



                                      HEALTH AND SCIENCE INTERESTS II

                                      By: Jeffrey E. Epstein
                                          -------------------------------------
                                          Jeffrey E. Epstein, Trustee



                                      THE WEXNER CHILDREN'S TRUST

                                      By: Leslie H. Wexner
                                          -------------------------------------
                                          Leslie H. Wexner, Trustee

                                  EXHIBIT INDEX
                                  -------------

Exhibit No.
-----------

Exhibit 1 Joint Filing Agreement by and among Leslie H. Wexner, The Wexner Foundation, Health and Science Interests II, and The Wexner Children's Trust, dated March 13, 2001.